Exhibit 99.1

COMPANY CONTACT:	INVESTOR & MEDIA CONTACTS:
Spectranetics Corporation	Lippert/Heilshorn & Associates, Inc.
John Schulte, Chief Executive Officer	Ina McGuinness or Bruce Voss
Guy Childs, Chief Financial Officer	(310) 691-7100
(719) 633-8333	imcguinness@lhai.com

FOR IMMEDIATE RELEASE

SPECTRANETICS’ FOURTH QUARTER REVENUE RISES 25 PERCENT
Net Laser Placements Nearly Double to 13 From 7
Company Provides 2005 Guidance

COLORADO SPRINGS, Colo. (February 23, 2005) — Spectranetics Corporation (Nasdaq: SPNC) today reported financial results for the fourth quarter and year ended December 31, 2004.

For the fourth quarter of 2004 compared with the same quarter last year, revenue rose 25% to $9.3 million and reflected a 17% increase in disposable product revenue to $6.8 million, a more than doubling of equipment revenue to $1.3 million and a 16% increase in service and other revenue to $1.3 million. The worldwide installed base of laser systems increased by 13 units to 417 (311 in the United States) at December 31, 2004, reflecting the highest volume of units placed in the last nine quarters and nearly double the net 7 units placed in the comparable 2003 quarter.

Net income for the 2004 fourth quarter was $1,937,000, or $0.07 per diluted share, compared with $378,000, or $0.01 per diluted share, for the fourth quarter of 2003. Net income for the 2004 fourth quarter reflected a $1,615,000 income tax benefit, which includes the release of a valuation allowance that is no longer required on specific deferred tax assets. Pre-tax net income for the 2004 fourth quarter was $356,000 compared with $419,000 during the fourth quarter of 2003.

Gross margin for the fourth quarter of 2004 improved to 74% from 73% in the prior-year quarter. Operating expenses increased to $6.7 million from $4.9 million primarily as a result of a planned and ongoing expansion of the Company’s sales organization, an increase in research and development expenses due to increased new product development and clinical studies activities, and costs associated with a promotional campaign to support the recently launched CLiRpath® product. In addition, general and administrative costs of $332,000 were incurred during the fourth quarter of 2004 to support compliance with the internal control aspects of the Sarbanes-Oxley legislation.

“2004 was a very productive year for Spectranetics. In May, we successfully launched our new CLiRpath catheters, giving us a new indication. We also made substantial progress in our clinical trials and expanded our sales force. Our revenue growth in 2004 was 25% and we were profitable and cash flow positive in each quarter. We accomplished our key objectives and are well-positioned as we head into the new year,” said John G. Schulte, president and chief executive officer of Spectranetics.

2004 Financial Results

Comparing 2004 to 2003, total revenue for 2004 rose 25% to $34.7 million, with equipment sales and rental fees increasing 34% to $3.8 million and disposable products revenue increasing 21% to $25.7 million. Service and other revenue rose 35% to $5.3 million.

Net income for the year ended December 31, 2004 rose to $2,952,000, or $0.11 per diluted share, compared with $929,000, or $0.04 per diluted share, last year. Net income for the year ended December 31, 2004 reflected a $1,615,000 income tax benefit, which includes the release of a valuation allowance that is no longer required on specific deferred tax assets. Pre-tax net income was $1,434,000 during the year ended December 31, 2004 compared with $1,034,000 during the year ended December 31, 2003.

Gross margin for 2004 was 75% compared with 72% in 2003. Gross margin expansion was primarily attributable to laser system and disposable products manufacturing efficiencies resulting from higher production volumes.

Cash, cash equivalents and current and long-term investment securities totaled $17.4 million at December 31, 2004, compared with $13.3 million at December 31, 2003.

2005 Financial Guidance
Spectranetics anticipates revenue for 2005 to be within the range of $40 million to $43 million. Revenue growth compared with 2004 will be driven by three key factors:

1.	Continued growth in our coronary and lead removal product lines;

2.	Growth in our existing peripheral product line, driven by the CLiRpath products that received FDA clearance in April 2004; and

3.	Potential growth associated with new products in the peripheral atherectomy market that may be launched in late 2005, depending on the completion of product development cycles and regulatory clearance.

Net income is anticipated to be in the range of $1.0 million to $1.5 million and gross margin as a percentage of sales is expected to be in the mid-seventies. This guidance assumes reinvestment of most of the incremental gross margin into continued expansion of the field sales and clinical organizations, key product development and clinical study programs, and the staffing of two key executive officer positions. This revenue guidance also assumes 40 to 50 new laser placements in 2005. We expect revenue and net income to strengthen throughout the year; however, 2005 first quarter revenue and net income is expected to be less than 2004 fourth quarter levels, which is consistent with historical seasonal patterns.

In assessing the Company’s financial guidance, Spectranetics’ management considered many factors and assumptions including, but not limited to, current and projected sales trend data; and status, timing and progression of the Company’s development projects; current and projected spending levels to support sales, marketing, development and administrative activities; and other risk factors discussed in Spectranetics’ publicly filed documents. The above guidance does not take into account the effect of expensing stock options.

Conference Call
Company management will host an investment-community conference call today beginning at 9:00 a.m. Mountain Time (11:00 a.m. Eastern Time) to discuss these results. Individuals interested in listening to the conference call may do so by dialing (888) 803-8271 for domestic callers, or (706) 634-2467 for international callers. The live conference call will also be available via the Internet on the investor relations section of www.spectranetics.com.

The telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers and entering reservation code 1393939. The web site replay will be available for 14 days following the completion of the call.

About Spectranetics
Spectranetics is a medical device company that develops, manufactures and markets single-use medical devices used in minimally invasive surgical procedures within the cardiovascular system in conjunction with its proprietary excimer laser system. Our CVX-300® excimer laser is the only system approved by the FDA for multiple cardiovascular procedures, including coronary atherectomy, and the removal of problematic pacemaker and defibrillator leads. Nearly all of our FDA-approved and investigational applications have received Communautes Europeennes (CE) mark registration for marketing within Europe. In April 2004, the Company obtained 510(k) clearance from the FDA for the laser-based treatment of patients suffering from total occlusions (blockages) in their leg arteries that are not crossable with a guidewire.

Spectranetics, CVX-300 and CLiRpath are registered trademarks of The Spectranetics Corporation.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include increasing price and product competition, increased pressure on expense levels resulting from expanded marketing and clinical activities, uncertain success of the Company’s strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, the potential size of market opportunities associated with new products, market acceptance of new products or applications, product defects, price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause the actual results, performance or achievements of the Company to be materially different from any anticipated results, performance or achievements, please see the Company’s previously filed SEC reports. Spectranetics disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables to Follow)

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(000’s, except per share data and percentages)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenue	$9,330	$7,446	$34,708	$27,869
Cost of revenue	2,385	2,047	8,801	7,900

Gross margin	6,945	5,399	25,907	19,969
Gross margin %	74%	73%	75%	72%
Operating expenses:
Selling, general and administrative	5,201	3,862	19,347	15,229
Research, development and other technology	1,457	1,064	5,355	3,812

Total operating expenses	6,658	4,926	24,702	19,041

Operating income	287	473	1,205	928
Other income (expense), net	69	(54)	229	106

Net income before taxes	356	419	1,434	1,034
Income tax (expense) benefit	1,581	(41)	1,518	(105)

Net income	$1,937	$378	$2,952	$929

Earnings per common and common equivalent share — basic	$0.08	$0.02	$0.12	$0.04

Earnings per common and common equivalent share — diluted	$0.07	$0.01	$0.11	$0.04

Weighted average shares outstanding

Basic	25,346	24,430	25,080	24,254
Diluted	27,123	25,429	27,060	25,443

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(000’s)

	December 31,	December 31,
	2004	2003
Assets
Current assets
Cash, cash equivalents and securities	$13,967	$11,281
Restricted cash	—	1,133
Accounts receivable	6,456	4,729
Inventories	1,782	1,899
Deferred tax asset	72	—
Other current assets	835	621

Total current assets	23,112	19,663
Property, plant and equipment, net	4,362	3,633
Investment securities, non-current	3,443	2,000
Deferred tax asset, non-current	1,543	—
Other assets	578	786

Total assets	$33,038	$26,082

Liabilities and stockholders’ equity
Current liabilities	9,466	7,697
Non-current liabilities	83	173
Stockholders’ equity	23,489	18,212

Total liabilities and stockholders’ equity	$33,038	$26,082

THE SPECTRANETICS CORPORATION
Supplemental Financial Information

Financial Summary:	2003	2004

	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
(000's, except per share amounts)
Laser Revenue:
Equipment sales	$215	$438	$398	$665	$930
Rental fees	350	323	336	347	335

Total laser revenue	565	761	734	1,012	1,265

Disposable Products Revenue:
Atherectomy revenue	2,781	3,075	3,474	3,366	3,605
Lead removal revenue	2,998	2,638	3,109	3,213	3,177

Total disposable products revenue	5,779	5,713	6,583	6,579	6,782

Service and other revenue	1,102	1,313	1,340	1,343	1,283

Total revenue	7,446	7,787	8,657	8,934	9,330

Net income	378	135	401	479	1,937
Net income per share
Basic	0.02	0.01	0.02	0.02	0.08
Diluted	0.01	0.01	0.01	0.02	0.07

Cash flow generated (used) from operating activities	203	(43)	228	(78)	1,069
Total cash and investment securities-current and non-current	13,281	14,948	15,963	16,189	17,410
Laser sales summary:
Laser sales from inventory	3	1	1	3	3
Laser sales from evaluation/rental units	0	2	3	4	4

Total laser sales	3	3	4	7	7

Worldwide Installed Base Summary:

Laser sales from inventory	3	1	1	3	3
Rental placements	0	0	0	0	1
Evaluation placements	7	6	8	9	15

Laser placements during quarter	10	7	9	12	19
Buy-backs/returns during quarter	(3)	(2)	(3)	(2)	(6)

Net laser placements during quarter	7	5	6	10	13
Total lasers placed at end of quarter	383	388	394	404	417

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